Exhibit 99.1

Press
Release

Contact:	Mark E. Patten, Sr. Vice President and CFO
mpatten@ctlc.com
Phone:	(386) 944-5643
Facsimile:	(386) 274-1223

FOR IMMEDIATE RELEASE	CONSOLIDATED TOMOKA ANNOUNCES ACQUISITION OF PERIMETER PLACE, A 269,000 SQUARE FOOT RETAIL CENTER, IN ATLANTA, GEORGIA FOR $75.4 MILLION

DAYTONA BEACH, FL – February 21, 2020 – Consolidated-Tomoka Land Co. (NYSE American: CTO) (the “Company”) today announced the purchase of Perimeter Place (“Perimeter”), an approximately 269,000 square foot retail center situated on over 24 acres of land in Atlanta, Georgia, for $75.4 million, representing a going-in cap rate within the range of the Company’s previously provided guidance. The weighted average lease term for the leases of all 42 tenants at Perimeter is approximately 3.6 years. Perimeter is in the Central Perimeter submarket which has approximately 29 million square feet of office space and employment levels of more than 132,000 people. Perimeter is 80% leased and anchored by SuperTarget (not a part of the Company’s acquisition), Ross Dress for Less and Michaels along with a variety of restaurants such as Fleming’s Prime Steakhouse & Wine Bar, Chipotle, Panera, Outback Steakhouse and Carrabba’s. The three-mile population is approximately 110,000 with an average household income of over $92,000. Perimeter is located approximately 1-mile from the 1.5 million square foot Perimeter Mall owned by Brookfield Properties and approximately 1.5 miles from the new State Farm campus that is projected to employ approximately 8,000 people by the end of 2020. Perimeter will be managed by CBRE and leased by JLL on behalf of the Company.

This acquisition was purchased using the remaining approximately $65 million of 1031 like-kind exchange proceeds from the Company’s sale of 20 assets to Alpine Income Property Trust (NYSE: PINE) in November 2019 (the “PINE Proceeds”). The balance of the purchase price was funded using the Company’s line of credit and structured as a reverse 1031 like-kind exchange in order to account for possible future dispositions of income properties by the Company.

Mr. John P. Albright, President and Chief Executive Officer of the Company, stated, “The purchase of Perimeter Place represents the Company’s largest asset purchase to date. We believe this premier asset in one of the strongest submarkets in the country has upside potential as the vacancy is leased up. We are also pleased that over the last 90 days we have successfully reinvested approximately $200 million of proceeds into three high-quality retail developments in the Atlanta, Phoenix and

Jacksonville MSA’s which concludes the redeployment of both the Land JV and Alpine transactions.”

About Consolidated-Tomoka Land Co.

Consolidated-Tomoka Land Co. is a Florida-based publicly traded real estate company, which owns income properties comprised of approximately 2.3 million square feet in diversified markets in the United States and an approximately 22% interest in Alpine Income Property Trust, Inc., a publicly traded net lease real estate investment trust (NYSE: PINE). Visit our website at www.ctlc.com.

We encourage you to review CTO’s most recent investor presentations which are available on its website at www.ctlc.com.

SAFE HARBOR

Certain statements contained in this press release (other than statements of historical fact) are forward-looking statements. Words such as “believe,” “estimate,” “expect,” “intend,” “anticipate,” “will,” “could,” “may,” “should,” “plan,” “potential,” “predict,” “forecast,” “project,” and similar expressions and variations thereof are intended to identify certain of such forward-looking statements, which speak only as of the dates on which they were made, although not all forward-looking statements contain such words. Although forward-looking statements are made based upon management’s expectations and beliefs concerning future developments and their potential effect upon the Company, a number of factors could cause the Company’s actual results to differ materially from those set forth in the forward-looking statements. Such factors may include the completion of 1031 exchange transactions, the availability of investment properties that meet the Company’s investment goals and criteria, the modification of terms of certain agreements pertaining to the acquisition of income producing assets, uncertainties associated with obtaining required governmental permits and satisfying other closing conditions for planned acquisitions and sales, as well as the uncertainties and risk factors discussed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, as filed with the Securities and Exchange Commission. There can be no assurance that future developments will be in accordance with management’s expectations or that the effect of future developments on the Company will be those anticipated by management. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.